Exhibit 99.1

N   E   W   S      R   E   L   E   A   S   E

Investor Contact:	Media Contact:
James R. Lance	Cara Tocci
Vice President, Corporate Finance and Investor Relations	Vice President, Corporate Communications
jlance@footlocker.com	cara.tocci@footlocker.com
(212) 720-4600	(914) 582-0304

FOOT LOCKER, INC. APPOINTS ANDREW E. PAGE AS EXECUTIVE VICE
PRESIDENT AND CHIEF FINANCIAL OFFICER

NEW YORK, NY, March 25, 2021 -- Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today announced the appointment of Andrew E. Page as Executive Vice President and Chief Financial Officer, effective April 12, 2021. Page joins Foot Locker from Advance Auto Parts, Inc. where he served as Senior Vice President, Chief Accounting Officer and Controller, and he brings nearly 30 years of finance and accounting experience in retail, athletic footwear and apparel, and other industries. His appointment follows the Company's previous announcement that Lauren B. Peters is retiring from Foot Locker.

Page will report directly to Richard Johnson, Chairman and Chief Executive Officer, and will oversee Foot Locker’s accounting, financial planning and analysis, investor relations, treasury, tax, internal audit, and risk management functions. He will work closely with the executive team to advance Foot Locker’s long-term strategies to position the Company for continued growth, profitability, and value creation.

“We are pleased to welcome Andrew as Foot Locker, Inc.’s next Chief Financial Officer,” said Johnson. “Andrew has a track record of successfully leading finance functions, while optimizing enterprise growth, overseeing digital finance transformation, and driving strong financial and operational results. As we look towards the future and to deliver on our purpose to inspire and empower youth culture, Andrew’s fresh perspective and capabilities will contribute to our focus on delivering profitable growth for our shareholders. He’s a great addition to our dynamic and diverse leadership team – with keen insight and a vision on the market and our industry at large that complements our already high-performing operation.”

Page said, “I am thrilled to join this incredible team with a proud history at such a pivotal time. I look forward to working closely with Dick and the rest of Foot Locker’s leadership team to help shape the Company’s future in our next stage of growth. Together, we are committed to leading a bold agenda that creates meaningful customer experiences and delivers value for shareholders and all stakeholders.”

Page brings nearly 30 years of experience, including leading finance matters at the executive level within Fortune 500 organizations. Most recently, he served as Senior Vice President, Chief Accounting Officer and Controller at Advance Auto Parts, Inc., where he oversaw all accounting, tax, internal controls and external financial reporting, and had responsibilities for the implementation of the global cloud solution of the organization’s new ERP system. Previously, Page served as Senior Vice President

Foot Locker, Inc.330 West 34th Street, New York, NY 10001

and Chief Accounting Officer at Under Armour, Inc., where he managed all accounting functions globally. Earlier in his career, Page held finance roles at FTI Consulting, Inc., AES Corporation, Inc., General Electric’s Consumer and Industrial division, and Discovery Communications, Inc. after beginning his career in public accounting working at both Ernst & Young and PricewaterhouseCoopers. Page holds a Master of Business Administration from Georgetown University and a Bachelor of Business Administration in Accounting from Eastern Kentucky University. Page is a Certified Public Accountant.

About Foot Locker

Foot Locker, Inc. leads the celebration of sneaker and youth culture around the globe through a portfolio of brands including Foot Locker, Lady Foot Locker, Kids Foot Locker, Champs Sports, Eastbay, Footaction, and Sidestep. With approximately 3,000 retail stores in 27 countries across North America, Europe, Asia, Australia, and New Zealand, as well as websites and mobile apps, the Company's purpose is to inspire and empower youth culture around the world, by fueling a shared passion for self-expression and creating unrivaled experiences at the heart of the global sneaker community. Foot Locker, Inc. has its corporate headquarters in New York.

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